                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-42586


                   SUBJECT TO COMPLETION, DATED JULY 28, 2000

PROSPECTUS

                               LENNAR CORPORATION

                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                      AND
                                    WARRANTS

                            ------------------------

     We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series and which may or may not be guaranteed by some or all of our subsidiaries, other than our subsidiaries which are finance companies) or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities, at an aggregate initial offering price which will not exceed $500,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or directly to purchasers.

     We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

     In each prospectus supplement we will include the following information:

     - The names of the underwriters or agents, if any, through which we will sell the securities;

     - The proposed amounts of securities, if any, which the underwriters will purchase;

     - The compensation, if any, of those underwriters or agents;

     - The major risk factors associated with the securities offered;

     - The initial public offering price of the securities;

     - Information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

     - Any other material information about the offering and sale of the securities.

     The principal executive offices of Lennar Corporation are located at 700 N.W. 107th Avenue, Miami, Florida 33172. The telephone number is (305) 559-4000.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES WE MAY BE OFFERING OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES DESCRIBED IN IT UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE SUCH AN OFFER OR SALE IS NOT PERMITTED.

                                 July 28, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
FORWARD-LOOKING INFORMATION.................................   i
THE COMPANY.................................................   1
USE OF PROCEEDS.............................................   1
RATIO OF EARNINGS TO FIXED CHARGES..........................   1
DESCRIPTION OF DEBT SECURITIES..............................   2
DESCRIPTION OF WARRANTS.....................................   4
DESCRIPTION OF COMMON STOCK AND PREFERRED SECURITIES........   5
DESCRIPTION OF DEPOSITARY SHARES............................   7
LEGAL MATTERS...............................................   8
EXPERTS.....................................................   8
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   8
INFORMATION WE FILE.........................................   9

                          FORWARD-LOOKING INFORMATION

     We make forward-looking statements about our business in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in those forward-looking statements are reasonable, it is possible they will prove not to have been correct, particularly given the cyclical nature of the market for new homes. Among the factors which can affect our future performance are changes in interest rates, changes in demand for homes in areas in which we are developing communities, the availability and cost of land suitable for residential development, changes in the costs of labor and materials, competition, environmental factors and changes in government regulations.

                                       (i)

                                  THE COMPANY

     We have been selling and building single family homes to first-time, first-time move-up, second-time move-up, active adults and others for over 40 years. We currently operate in 13 states, including Florida, California, Texas, Arizona and Nevada. According to data from the Bureau of the Census, these five states accounted for approximately 33% of residential building permits issued in the United States during 1999.

     Our revenues from homebuilding operations increased to $2.8 billion in fiscal 1999 from $666 million in fiscal 1995, which represents a compound annual growth rate of 44%. Over the same period, our earnings before interest and taxes, referred to as "EBIT," grew to $334 million from $135 million, a compound annual growth rate of 26%. We delivered 12,589 homes in fiscal 1999 compared with 10,777 homes in fiscal 1998 and 4,680 homes in fiscal 1995. At May 31, 2000, the dollar value of our backlog of homes under contract totaled $2.3 billion (9,806 homes), compared with $1.1 billion (5,117 homes) at May 31, 1999.

     Our financial services subsidiaries provide mortgage financing, title insurance and closing services to people who buy our homes and others. These subsidiaries also package and resell mortgage loans, perform mortgage loan servicing activities and provide cable television and alarm monitoring services to residents of our communities and others. Our subsidiaries sell their loans in the secondary mortgage market, but usually retain the servicing rights. In fiscal 1999, we originated $2.2 billion of mortgage loans compared with $1.0 billion in the prior year. Approximately 51% of the loans we originated in fiscal 1999 were to persons buying our homes compared with 77% in fiscal 1998.

     In May 2000, we acquired U.S. Home Corporation in a transaction in which the U.S. Home stockholders received a total of approximately $243.4 million in cash and 13 million shares of our common stock. U.S. Home is now our wholly-owned subsidiary. It is a homebuilder and provides mortgage financing.

                                USE OF PROCEEDS

     Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of securities to our general corporate funds, which we may use to repay indebtedness, including indebtedness of our wholly-owned subsidiaries, for acquisitions, or for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                   SIX MONTHS ENDED
                                                  -------------------       YEARS ENDED NOVEMBER 30,
                                                  MAY 31,    MAY 31,    --------------------------------
                                                    2000       1999     1999   1998   1997   1996   1995
                                                  --------   --------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges(1)...........    2.9x       4.1x     4.7x   4.7x   2.2x   2.7x   2.3x
Ratio of earnings to fixed charges (excluding
  limited-purpose finance subsidiaries)(1)......    2.9x       4.2x     4.8x   4.9x   2.3x   2.9x   2.6x

---------------
(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations in the periods presented. The implied interest component of rent obligations for years prior to 1998 was not material.

     There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

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                         DESCRIPTION OF DEBT SECURITIES

     We will issue the debt securities under an indenture dated as of December 31, 1997 with Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee, which we may supplement from time to time. The following paragraphs describe the provisions of the indenture. We have filed the indenture as an exhibit to our Registration Statement, File No. 333-73311 and you may inspect it as described under "Information We File" on page 9 or at the office of the trustee.

GENERAL

     The debt securities will be direct, unsecured obligations of our company and may be either senior debt securities or subordinated debt securities. The co-registrants in this prospectus (each our direct or indirect subsidiary) may guaranty our payment of any debt securities issued under this prospectus. The indenture does not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

     - the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

     - any limit upon the aggregate principal amount of a series of debt securities which we may issue;

     - the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

     - the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

     - the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

     - whether our obligations with regard to the debt securities are guaranteed by some or all of our subsidiaries;

     - the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

     - any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

     - the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

     - any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

     - any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

     - the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

     - any special or modified events of default or covenants with respect to the debt securities; and

     - any other material terms of the debt securities.

     The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities may contain provisions of that type.

     We may issue debt securities at a discount from their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount.

     If the principal of, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

FORM OF DEBT SECURITIES

     We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

     We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

EVENTS OF DEFAULT AND REMEDIES

     An event of default with respect to each series of debt securities will include:

     - our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

     - our default for 30 days or a period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

     - our default for 60 days after notice in the observance or performance of any other covenants in the indenture; and

     - certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may include other events of default.

     The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

     The indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the series of debt securities to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the series of debt securities then outstanding.

     The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

     A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

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MODIFICATION OF THE INDENTURE

     We and the trustee may:

     - without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities;

     - with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally; and

     - with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

     However, we may not:

     - extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any of our other securities, without the consent of each holder of debt securities who will be affected; or

     - reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

MERGERS AND OTHER TRANSACTIONS

     We may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

CONCERNING THE TRUSTEE

     Bank One Trust Company, N.A., the trustee under the indenture, provides, and may continue to provide, loans and banking services to us in the ordinary course of its business.

GOVERNING LAW

     The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York State.

                            DESCRIPTION OF WARRANTS

     Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

     - the securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, debt securities, depositary shares or units consisting of two or more of those types of securities);

     - the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

     - the period during which the warrants may be exercised;

     - any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

     - the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

     - any other material terms of the warrants.

              DESCRIPTION OF COMMON STOCK AND PREFERRED SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.10 par value, 30,000,000 shares of class B common stock, $0.10 par value, 100,000,000 shares of participating preferred stock, $0.10 par value and 500,000 shares of preferred stock, $10.00 par value. At May 31, 2000, 51,778,160 shares of our common stock, 9,848,112 shares of our class B common stock and no shares of participating preferred stock or preferred stock were outstanding.

PREFERRED STOCK

     We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

     - the title of the series;

     - any limit upon the number of shares of the series which may be issued;

     - the preference, if any, to which holders of the series will be entitled upon our liquidation;

     - the date or dates on which we will be required or permitted to redeem shares of the series;

     - the terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed;

     - the voting rights of the holders of the preferred stock;

     - the dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative);

     - the right, if any, of holders of the series to convert them into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

     - any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series; and

     - any other material terms of the series.

     Holders of shares of preferred stock will not have preemptive rights.

COMMON STOCK

     All the outstanding shares of our common stock are fully paid and nonassessable and are entitled to participate equally and ratably in dividends and in distributions available for the common stock on liquidation. Each share is entitled to one vote for the election of directors and upon all other matters on which the common stockholders vote. Holders of common stock are not entitled to cumulative votes in the election of our directors.

     The transfer agent and registrar for the common stock is Fleet National Bank, care of EquiServe Limited Partnership of Canton, Massachusetts.

CLASS B COMMON STOCK

     Our class B common stock is identical in every respect with our common stock, except that (a) each share of class B common stock is entitled to ten votes on each matter submitted to the vote of the common stockholders, while each share of common stock is entitled to only one vote, (b) the cash dividends, if any, paid with regard to the class B common stock in a year cannot be more than 90% of the cash dividends, if any, paid with regard to the common stock in that year, (c) a holder cannot transfer class B common stock, except to a limited group of Permitted Transferees (primarily close relatives of the class B stockholder, fiduciaries for the class B stockholder or for close relatives, and entities of which the class B stockholder or close relatives are majority owners), (d) class B common stock may at any time be converted into common stock, but common stock may not be converted into class B common stock, (e) amendments to provisions of our Certificate of Incorporation relating to the common stock or the class B common stock require the approval of a majority of the shares of common stock which are voted with regard to them (as well as approval of a majority in voting power of all the outstanding common stock and class B common stock combined), and (f) under Delaware law, certain matters affecting the rights of holders of class B common stock may require approval of the holders of the class B common stock voting as a separate class.

     At May 31, 2000, Leonard Miller, the Chairman of our company, owned, through a family partnership, class B common stock which would be entitled to approximately 65% of the combined votes which could be cast by the holders of the common stock and the class B common stock. That gives Mr. Miller the power to elect all our directors and to approve most matters which are presented to our stockholders, even if no other stockholders vote in favor of them. Mr. Miller's ownership might discourage someone from making a significant equity investment in us, even if we needed the investment to meet our obligations and to operate our business. Mr. Miller has no current intention to convert any class B common stock into common stock, or to sell any common stock, although, unless otherwise stated in a particular prospectus supplement, he would be free to do so at any time.

     The existence of class B common stock, which has substantially greater voting rights than the common stock, probably would discourage non-negotiated tender offers and other types of non-negotiated takeovers, if any were contemplated. Mr. Miller's ownership of class B common stock would make it impossible for anyone to acquire voting control of us as long as the total outstanding class B common stock is at least 10% of the combined common stock of both classes and we have no other class of stock which votes in the election of directors (if at any time the outstanding shares of class B common stock are less than 10% of the outstanding shares of both classes of common stock taken together, the class B common stock will automatically be converted into common stock).

PARTICIPATING PREFERRED STOCK

     Our participating preferred stock is identical with the common stock in every way, except that (a) no dividends may be paid with regard to the common stock in a calendar year until the holders of the participating preferred stock have received a total of $.0125 per share, then no dividends may be paid in that year with regard to the participating preferred stock until the holders of the common stock have received dividends totaling $.0125 per share, and then any additional dividends in the year will be paid on an equal per share basis to the holders of the participating preferred stock and of the common stock, (b) if we are liquidated, none of our assets may be distributed to the holders of the common stock until the holders of the participating preferred stock have received assets totaling $10 per share, then no assets may be distributed to the holders of the participating preferred stock until the holders of the common stock have received assets totaling $10 per share, and then any further liquidating distributions will be made on an equal per share basis to the holders of the participating preferred stock and of the common stock, and (c) holders of participating preferred stock will vote separately on corporate actions which would change the participating preferred stock or would cause the holders of the participating preferred stock to receive consideration in a merger or similar transaction which is different from the consideration received by the holders of the common stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

     While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

     DIVIDENDS AND OTHER DISTRIBUTIONS. Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

     WITHDRAWAL OF PREFERRED STOCK. A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

     REDEMPTION OF DEPOSITARY SHARES. Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary's receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

     VOTING. Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

     LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to, what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

     CONVERSION. If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

     AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT. We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

     - all outstanding depositary shares to which it relates have been redeemed or converted or

     - the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

     MISCELLANEOUS. There will be provisions (i) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate, (ii) regarding compensation of the depositary, (iii) regarding resignation of the depositary, (iv) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct) and (v) indemnifying the depositary against certain possible liabilities.

                                 LEGAL MATTERS

     Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

                                    EXPERTS

     Our consolidated financial statements and the related financial statement schedule which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended November 30, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of U.S. Home incorporated by reference in this prospectus and elsewhere in the registration statement from U.S. Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference in this prospectus the following documents which we have previously filed with the Securities and Exchange Commission under the File Number 1-11749:

          (a) our Annual Report on Form 10-K, dated February 28, 2000, for the fiscal year ended November 30, 1999;

          (b) our Quarterly Report on Form 10-Q, dated April 14, 2000, for the quarter ended February 29, 2000;

          (c) our Quarterly Report on Form 10-Q, dated July 17, 2000, for the quarter ended May 31, 2000;

          (d) our Current Report on Form 8-K dated February 23, 2000;

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

          (e) our Current Report on Form 8-K dated May 16, 2000, as amended by a Form 8-K/A dated June 30, 2000;

          (f) our Definitive Proxy Statement dated March 9, 2000;

          (g) the description of our common stock contained in our registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, as that description has been altered by amendment or reports filed for the purpose of updating that description; and

          (h) our Registration Statement on Form S-4 dated July 13, 2000, as amended by a Form S-4/A dated July 20, 2000.

     The following documents previously filed by U.S. Home Corporation with the SEC under the File Number 1-5899 are incorporated by reference in this Registration Statement:

          (a) U.S. Home's Annual Report on Form 10-K, dated March 15, 2000, for the fiscal year ended December 31, 1999;

          (b) U.S. Home's Current Report on Form 8-K dated February 28, 2000;

          (c) U.S. Home's Quarterly Report on Form 10-Q, dated May 15, 2000, for the quarter ended March 31, 2000; and

          (d) U.S. Home's Current Report on Form 8-K dated May 16, 2000.

     Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

     We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, attention: Director of Investor Relations (telephone: 305-559-4000).

                              INFORMATION WE FILE

     We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

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